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Exhibit 21(a)

SUBSIDIARIES OF THE REGISTRANT

Evolving Systems Networks India Private Limited
Telecom Software Enterprises, LLC.
Evolving Systems Holdings, Inc.
Evolving Systems Holdings Limited
Evolving Systems Ltd. (formerly Tertio Telecoms Limited)
Evolving Systems GmbH (formerly Tertio Telecoms Limited GmbH)

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  Exhibit 21(a)
SUBSIDIARIES OF THE REGISTRANT